INDEPENDENT AUDITORS' CONSENT



The Board of Directors
World Acceptance Corporation


We consent to incorporation by reference in registration statements (Nos. 33-52166 and 33-98938) on Form S-8 of World Acceptance Corporation of our report dated April 22, 1999, relating to the consolidated balance sheets of World Acceptance Corporation and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-K of World Acceptance Corporation.




Greenville, South Carolina                                   KPMG LLP
June 29, 1999